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ShengdaTech Appoints New Vice President of Finance

TAIAN CITY, Shandong Province, China, - September 19, 2007 - ShengdaTech Inc. (“ShengdaTech” or “The Company”) (NASDAQ: SDTH) a leading manufacturer of nano precipitated calcium carbonate (NPCC) and coal-based chemical products in the People’s Republic of China (“PRC”), today announced the appointment of Ms. Wendy Fu as the Company’s new Vice President of Finance as of September 17, 2007. Ms. Fu will be responsible for managing the Company’s financial reporting and will be the Company’s key representative interfacing with investors.

Ms. Fu has 15 years of experience in corporate finance and auditing in U.S. and international corporations. Recently, Ms. Fu served as Senior Consultant for Deloitte & Touche, LLP, Phoenix, Arizona office, USA, where she gained in-depth knowledge of U.S. GAAP reporting, corporate governance and the Sarbanes-Oxley Act of 2002. Before joining Deloitte & Touche, LLP, she was the Financial Controller of Veolia Water South China Ltd., a subsidiary of Vivendi Environment Group. Prior to joining Veolia Water, she was the Assistant Finance Controller to Wal-Mart China. Ms. Fu graduated with honors from McCombs School of Business, University of Texas at Austin, USA with a Masters degree in Professional Accounting. She received her Certified Public Accountant (CPA) designation from the State of Texas in 2007 and Association of Chartered Certified Accountants (ACCA) designation in 2001. She is proficient in both English and Mandarin.

“We are extremely excited to have Ms. Fu join ShengdaTech. Her in-depth corporate financial and auditing experience, including knowledge of U.S. GAAP accounting and SEC reporting, will be a tremendous resource to ShengdaTech as we continue to expand our business,” commented Mr. Chen, CEO of ShengdaTech. “Moreover, we feel that Ms. Fu will prove to be invaluable asset in our efforts to increase communication with U.S. investors.”

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling a variety of nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, ability to attract new customers, ability to increase our product’s applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

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